                                  EXHIBIT 6.30

              CONSULTING SERVICES AGREEMENT, DATED APRIL 15, 1997,
                   BY AND BETWEEN THE COMPANY AND GERALD HATTO

                          CONSULTING SERVICES AGREEMENT

             THIS CONSULTING SERVICES AGREEMENT (this "Agreement") is entered into as of April 15, 1997, between Sequester Holdings, Incorporated (formerly known as KCD Holdings Incorporated) (the "Company") and Gerald E. Hatto.

             WHEREAS, the Company is engaged in marketing and distributing a line of diet aid products, including (i) a dietary supplement called "SeQuester(R) 1", (ii) an appetite suppressant called "SeQuester(R) 2", (iii) a Chromium caplet which is a mineral necessary for proper carbohydrate metabolism called "SeQuester(R) 3", and (iv) "PhytoQuest(TM)" which has the potential to inhibit the gastrointestinal absorption of cholesterol (collectively, the "Products"); and

             WHEREAS, the Company desires to hire Mr. Hatto for ongoing consulting services regarding advertising, design and marketing and Mr. Hatto desires to perform such services, in accordance with the terms and conditions of this Agreement;

             NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

    30. Services. While this Agreement is in effect, Mr. Hatto agrees to render consulting services to the Company including, without limitation, consultation and advice regarding package design, consumer and trade advertising, database marketing, consumer and trade promotions, merchandising (off-shelf displays, brochures, etc.), development of sales materials, co-op programs and trade shows, sales meetings, and development of introductory programs.

    31. Manner of Performing Services. Mr. Hatto agrees to perform the services required by this Agreement in a professional manner.

    32. Compensation. In consideration for the services to be rendered hereunder, Mr. Hatto shall be paid as follows:

    32.1 Daily Rates. $600 per day and $350 per half day. It is understood that services rendered for six hours or more during a day shall be paid for at the "day rate," and services rendered for periods of six hours or less shall be paid at the "half day" rate.

    32.2 Expenses. The Company will also reimburse Mr. Hatto for all out of pocket expenses for research, travel, shipping or delivery, communication charges, and similar expenses. Such expenses will be reimbursed at Mr. Hatto's cost and Mr.

             Hatto shall furnish supporting invoices for all amounts submitted for reimbursement. All media purchases and all production expenses, including design, copy, typography, engravings, lithography, photography, illustrations, and the like, and any other expenditures in excess of $1,000 will be estimated by Mr. Hatto in advance and submitted to the Company for pre-approval before any such work begins. Any applicable sales tax will be paid by the Company. Mr. Hatto agrees not to charge the Company for local travel time, local or long distance telephone calls, non-extraordinary postage expenses or similar day-to-day expenses.

    32.3 Options. While this Agreement is effective, Mr. Hatto shall be eligible for grants of stock options and other awards under the Company's 1997 Stock Plan, subject to the terms of the plan.

    32.4 Invoices. Mr. Hatto will send invoices to the Company from time to time for services rendered in arrears, which invoices will be due within 21 calendar days of receipt. Any work not connected to a specific project will be invoiced on a daily basis.

    33. Termination. Either party may terminate this Agreement upon sixty days' prior written notice to the other party.

    34. Representations and Warranties. Each party represents and warrants to the other that such party has the legal right, authority and capacity to enter into this Agreement and to render the services described herein, and that the delivery and execution of the Agreement will not violate the terms of any other agreement to which such party is subject.

    35. Arbitration. Any dispute arising out of this Agreement shall be settled by arbitration by a single arbitrator in accordance with the commercial arbitration rules of Judicial Arbitration and Mediation Services, Inc. Arbitration shall be conducted in Los Angeles, California. The parties agree that Los Angeles, California is a reasonable and convenient place for any arbitration hereunder, and agree to submit to the jurisdiction of the California courts with respect to any judgment relating to this Agreement. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall not have any authority to award punitive or any other non-compensatory damages. The decision of the arbitrator shall be binding upon the parties and shall be reviewable only in the event of gross error of law. Any party may pursue the remedy of specific performance of this Agreement, or seek an injunction in the event of a breach of this Agreement or in aid of exercising any power granted hereunder, or any combination thereof, in any court having jurisdiction without resort to arbitration.

    36. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties with respect to such subject matter.

    37. Assignment. Mr. Hatto shall not have the right to assign, transfer or delegate this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company. The Company may, without the approval of Mr. Hatto, transfer its rights or obligations hereunder in connection with the sale of substantially all of its business or the merger or consolidation of the Company.

    38. Notices. Any notice or other communication required or permitted to be given hereunder will be in writing, and shall be deemed given upon, (i) personal delivery, upon delivery, (ii) a nationally recognized overnight courier service, the day after the deposit for overnight delivery with such service, (iii) U.S. Mail, first class postage-prepaid, three days after deposit or (iv) facsimile transmission, upon electronic confirmation of receipt, addressed to the parties as set forth below or to such other address as any party may have furnished to the other in writing:


    If to Company:    Sequester Holdings, Incorporated
                                    2835 Townsgate Road
                                    Suite 110
                                    Westlake Village, CA  91361
                                    (Fax: 805-494-4126)

    If to Mr. Hatto:  Gerald E. Hatto

                                    --------------------
                                    --------------------
                                    (Fax:____________)

    39. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of choice of laws or conflicts of law.

    40. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

    41. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Mr. Hatto and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The section headings used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                         "COMPANY"

                                         Sequester Holdings, Incorporated



                                         By: _______________________________

                                                Its: _______________________


                                         "MR. HATTO"



                                         ___________________________________
                                         Gerald E. Hatto